PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To Prospectus Dated June 6, 2007)	Registration No. 333-142071

ARENA RESOURCES, INC.

$88,200,000

Up to 1,800,000 Shares of Common Stock

               We are offering a minimum of 1,000,000 and a maximum of 1,800,000 shares of our common stock, $0.001 par value per share directly to selected investors pursuant to this prospectus supplement. The offering may include up to an additional 250,000 shares of our common stock to cover over-allotments.

               Dahlman Rose & Company, LLC has agreed to act as lead placement agent and SunTrust Robinson Humphrey, Capital One Southcoast, Inc., C.K. Cooper & Company and Pritchard Capital Partners, LLC have agreed to act as co-placement agents in connection with this offering and to use their commercially reasonable best efforts to solicit offers to purchase our securities in this offering. The placement agents are not required to sell any specific number or dollar amount of the shares of common stock offered in this offering, but will use their commercially reasonable best efforts to sell the shares of common stock offered.

               Our common stock is traded on the New York Stock Exchange under the symbol “ARD”. On June 14, 2007, the last reported sales price of our common stock was $50.67 per share.

               Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page S-4 of this prospectus supplement.
	Per Share	Minimum Total	Maximum Total, Not including Over-Allotments

Offering Price	$49.00	$49,000,000	$88,200,000
Placement Agents' Fees	$2.45	$2,450,000	$4,410,000
Offering proceeds to Arena Resources, Inc., before expenses	$46.55	$46,550,000	$83,790,000

               We have agreed with the placement agents that we will not receive the proceeds of the offering before the completion of the sale of a minimum of 1,000,000 shares of our common stock in the offering. If this offering is not completed by June 29, 2007, then we will not receive any proceeds of the offering and the offering will terminate.

               Investors will deposit the price for the purchased shares with JPMorgan Chase Bank, N.A., who will serve as escrow agent. The escrow agent will not accept any investor funds until June 15, 2007. The funds deposited will be held until we and the placement agents notify the escrow agent that the offering has closed, indicating the date on which the shares are to be delivered to the purchasers and the proceeds are to be delivered to us. We will deposit the shares with The Depository Trust Company and at the closing, The Depository Trust Company will credit the shares to the respective accounts of the investors.

Neither  the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Dahlman Rose & Company, LLC
SunTrust Robinson Humphrey	Capital One Southcoast, Inc.
C.K. Cooper & Company	Pritchard Capital Partners, LLC

The date of this prospectus supplement is June 14, 2007

PROSPECTUS SUPPLEMENT
TABLE OF CONTENTS

PROSPECTUS
TABLE OF CONTENTS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

               This prospectus supplement and the accompanying prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under the registration statement that we filed utilizing this shelf registration process, we may offer shares of common stock in one or more offerings from time to time with an aggregate initial offering price of $150,000,000.

               This prospectus supplement provides you with a general description of the shares we are offering. This prospectus supplement does not contain all the information set forth in the registration statement as permitted by the rules of the Securities and Exchange Commission. The prospectus supplement also adds and updates information contained in the prospectus. To the extent the information in this prospectus supplement differs from the information in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement will control.

               An investment in our securities involves certain risks that should be carefully considered by prospective investors. See “Risk Factors.”

               You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. This prospectus supplement is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or sale is unlawful. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus supplement or of any such shares of our common stock. Our financial condition, results of operations and business prospects may have changed since that date.

               Information contained on our website does not constitute part of this prospectus supplement or the accompanying prospectus.

               You should read this prospectus supplement and the accompanying prospectus, as well as additional information described under “Where You Can Find More Information” and “Incorporation of Documents by Reference” on pages S-14 and S-15, respectively.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

               This prospectus supplement contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•	business strategy;
•	reserves;
•	financial strategy;
•	production;
•	uncertainty regarding our future operating results;
•	plans, objectives, expectations and intentions contained in this prospectus supplement that are not historical.

S-ii

               All statements, other than statements of historical fact included in this prospectus supplement, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus supplement, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus supplement. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus supplement are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. Among the more significant factors that could cause our actual results to differ are the following:

•	A substantial or extended decline in the commodity prices we receive from the sale of our oil and natural gas;
•

Our inability to develop our properties in the manner we presently contemplate, either as a result of our inability to provide sufficient capital for such development (whether caused by a lack of sufficient cash flow or otherwise), or as a result of our inability to successfully drill and extract oil and natural gas from our properties;

•

Material inaccuracies in our reserve estimates, which would not only impact the volume of reserves which we anticipate being able to recover, but which would impact our ability to finance our overall operations; and

•	Changes in general economic conditions in both the nation and world.

We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and elsewhere in this prospectus supplement. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

S-iii

SUMMARY

               This summary highlights information contained or incorporated by reference in this prospectus supplement. You should read this entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” and the documents incorporated by reference, before making an investment decision with respect to our common stock. Unless the context otherwise requires, references in this prospectus supplement to “Arena,” “we,” “us,” “our” or “ours” refer to Arena Resources, Inc.

About Our Company

               We are engaged in oil and natural gas acquisition, exploration, development and production, with activities currently in Oklahoma, Texas, New Mexico and Kansas. Our intermediate-term focus is on developing our existing properties, while continuing to pursue acquisitions of oil and gas properties that provide immediate cash flow with upside development potential.

               Since our inception in August 2000, we have built our asset base and achieved growth primarily through property acquisitions. From our inception through December 31, 2006, our proved reserves have grown to approximately 43.1 million barrels of oil equivalent (“Boe”), at an average acquisition/drilling cost of $3.75 per Boe. As of December 31, 2006, our estimated proved reserves had a pre-tax PV10 value of approximately $848 million, and a Standardized Measure of Discounted Future Cash Flows of approximately $545 million. The difference between these two amounts is the effect of income taxes. The Company presents the pre-tax PV-10 value, which is a non-GAAP financial measure, because it is a widely used industry standard which we believe is useful to those who may review public information concerning us when comparing our asset base and performance to other comparable oil and gas exploration and production companies. Approximately 25% of our reserves (based on the estimates above) relate to properties located in New Mexico, approximately 64% relate to our properties in Texas, approximately 8% relate to our properties in Oklahoma and approximately 3% relate to our properties in Kansas. We spent approximately $162 million on capital projects during 2004, 2005 and 2006. We expect to further develop these properties through additional drilling. Our capital budget for 2007 is approximately $104 million for development of existing properties.

               We have a portfolio of oil and natural gas reserves, with approximately 84% of our proved reserves consisting of oil and approximately 16% consisting of natural gas. As of December 31, 2006, approximately 28% of our proved reserves are classified as proved developed producing properties or “PDP”, approximately 5% of our proved reserves are classified as proved developed nonproducing, or “PDNP”, proved developed behind-pipe “PDBP” reserves constitute approximately 5% and proved undeveloped, or “PUD”, reserves constitute approximately 62% of our proved reserves.

               Our estimates of proved reserves and related valuations as of December 31, 2006 are based on an analysis prepared by Lee Keeling and Associates, Inc., independent petroleum geological engineers.

               Although our focus will be on development of our existing properties, we also intend to continue seeking acquisition opportunities that compliment our current portfolio. We intend to fund our development activity primarily through use of a portion of the proceeds of this offering, but also from cash flow from operations and cash on hand; however, potential drawings on our credit facility and proceeds from future equity transactions would also be available for development projects or future acquisitions.

Recent Developments Subsequent to Our Quarter Ending March 31, 2007

               Subsequent to March 31, 2007, in addition to matters that were reported by us in our Quarterly Report for the quarter ended March 31, 2007 and in our Form 10-K for the year ended December 31, 2006, or that may be hereafter reported in Current Reports on Form 8-K or our Quarterly Reports on Form 10-Q that will be incorporated herein by reference when and as filed (see, “Incorporation of Certain Documents by Reference”), the following events have also occurred.

               Exercise of Options and Warrants. Option holders have exercised options to purchase 90,000 shares of our common stock. Of those options 40,000 had an exercise price of $3.70, 10,000 had an exercise price of $4.80, 30,000 had an exercise price of $8.30 and 10,000 had an exercise price of $20.85.

               Issuance of Options. We issued options to purchase 100,000 shares of our common stock with an exercise price of $46.84 per share under our stock option plan.

               Increased Borrowings Under Credit Facility and Amendment to Credit Facility to Increase Borrowing Base. As of June 5, 2007 we have borrowed $50 million under our credit facility. In addition, on June 5, 2007, we amended our credit facility to increase our borrowing base under the facility from $65 million to $100 million.

               Letter of Intent with Aspen Pipeline, L.P. On June 6, 2007, we entered into a letter of intent (the “Letter of Intent”) with Aspen Pipeline L.P. (“Aspen”), pursuant to which Aspen and we have outlined terms for the proposed construction and operation by Aspen of a high pressure natural gas pipeline. This pipeline will transport our natural gas produced from our Yates formation in Andrews County, Texas, to the Odessa-Ector Power Partners gas-fired electric generating facility in Odessa, Texas.

               The transaction contemplated by the Letter of Intent is subject to the fulfillment of certain conditions precedent and the negotiation of definitive agreements.

               If the transaction is completed in accordance with the terms contained in the Letter of Intent, we will commit to drill or recomplete a minimum of 60, and a maximum of 85 to 90 well bore sites annually over the initial four years following the execution of the definitive agreement. This drilling/recompletion program will be necessary for us to achieve certain volumetric mmbtu/day production requirements contemplated by the Letter of Intent. We currently estimate that the cost of this program will be approximately $45 million over the four-year period. If this drilling program does not produce at the anticipated levels, we may be required to drill up to 30 additional wells per year.

               In return for our commitment, we hope to secure a market by having an established purchaser and delivery system for the natural gas produced from the Yates formation, with a fixed sales price equal to 70% of the Platts Gas Daily, Daily Price Survey for the Permian Basin.

               The Letter of Intent requires that the definitive agreements necessary to consummate this proposed transaction will be negotiated and executed within 45 days. The target date for completion of the pipeline is the second quarter of 2008.

Common Stock

               We intend to offer shares of our common stock, par value $0.001 per share. In this prospectus supplement we provide a general description of, among other things, our dividend policy and the methods by which the shares may be sold.

Corporate Information

               Arena Resources, Inc. was incorporated in Nevada on August 31, 2000. Our principal executive offices are located at 4920 South Lewis Avenue, Suite 107, Tulsa, Oklahoma 74105, and our telephone number is (918) 747-6060. We anticipate that in August 2007, we will be moving to our new executive offices located at 6555 South Lewis Avenue, Tulsa, Oklahoma 74136. Our telephone number will remain the same.

The Offering

Securities offered	A minimum of 1,000,000 and a maximum of 1,800,000 shares of our $.001 par value per share common stock (exclusive of an additional 250,000 shares that may be issued to cover over-allotments).
Common Stock to be outstanding after the offering	16,711,263 shares, assuming no exercise of the over-allotment option. This number excludes shares reserved for issuance under outstanding options and warrants.
Use of proceeds	We plan to use the net proceeds to repay outstanding bank debt, for drilling and development, and for general corporate purposes.
New York Stock Exchange symbol	ARD

RISK FACTORS

               You should carefully consider each of the risks described below, together with all of the other information contained or incorporated by reference in this prospectus supplement, before investing in our common stock. If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially adversely affected, the trading prices of the common stock could decline and you may lose all or part of your investment.

Risks Relating to the Oil and Natural Gas Industry and Our Business

A substantial or extended decline in oil and natural gas prices may adversely affect our business, financial condition or results of operations and our ability to meet our capital expenditure obligations and financial commitments.

               The price we receive for our oil and natural gas production heavily influences our revenue, profitability, access to capital and future rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices we receive for our production, and the levels of our production, depend on numerous factors beyond our control. These factors include, but are not limited to, the following:

•	changes in global supply and demand for oil and natural gas;
•	the actions of the Organization of Petroleum Exporting Countries, or OPEC;
•	the price and quantity of imports of foreign oil and natural gas;
•	political conditions, including embargoes, in or affecting other oil-producing activity;
•	the level of global oil and natural gas exploration and production activity;
•	the level of global oil and natural gas inventories;
•	weather conditions
•	technological advances affecting energy consumption; and
•	the price and availability of alternative fuels.

               Lower oil and natural gas prices may not only decrease our revenues on a per unit basis but also may reduce the amount of oil and natural gas that we can produce economically. Lower prices will also negatively impact the value of our proved reserves. A substantial or extended decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

A substantial percentage of our proven properties are undeveloped; therefore the risk associated with our success is greater than would be the case if the majority of our properties were categorized as proved developed producing.

               Because a substantial percentage of our proven properties are proved undeveloped (approximately 62%), or proved developed non-producing (approximately 5%), we will require significant additional capital to develop such properties before they may become productive. Further, because of the inherent uncertainties associated with drilling for oil and gas, some of these properties may never be developed to the extent that they result in positive cash flow. Even if we are successful in our development efforts, it could take several years for a significant portion of our undeveloped properties to be converted to positive cash flow.

               While our current business plan is to fund the development costs with cash flow from our other producing properties and with some of the proceeds of this offering, if such amounts are not sufficient, we may be forced to seek alternative sources for cash, through the issuance of additional equity or debt securities, increased borrowings or other means.

Approximately 39% of our proven reserves depend upon secondary recovery techniques to establish production.

               Approximately thirty-nine percent (39%) of our reserves for the year ended December 31, 2006 are associated with secondary recovery projects that are either in the initial stage of implementation or are scheduled for implementation. We anticipate that secondary recovery will be attempted by the use of waterflood of these reserves, and the exact project initiation dates and, by the very nature of waterflood operations, the exact completion dates of such projects are uncertain. In addition, the reserves associated with these secondary recovery projects, as with any reserves, are estimates only, as the success of any development project, including these waterflood projects, cannot be ascertained in advance. If we are not successful in developing a significant portion of our reserves associated with secondary recovery methods, it could have a negative impact on our earnings and our stock price.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

               Our future success will depend on the success of our exploitation, exploration, development and production activities. Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas production. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Please read “—Reserve estimates depend on many assumptions that may turn out to be inaccurate” (below) for a discussion of the uncertainty involved in these processes. Our cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following:

•	delays imposed by or resulting from compliance with regulatory requirements;
•	pressure or irregularities in geological formations;
•	shortages of or delays in obtaining equipment and qualified personnel;
•	equipment failures or accidents;
•	adverse weather conditions;
•	reductions in oil and natural gas prices;
•	title problems; and
•	limitations in the market for oil and natural gas.

If our assessments of recently purchased properties are materially inaccurate, it could have significant impact on future operations and earnings.

               We have aggressively expanded our base of producing properties. The successful acquisition of producing properties requires assessments of many factors, which are inherently inexact and may be inaccurate, including the following:

•	the amount of recoverable reserves;
•	future oil and natural gas prices;
•	estimates of operating costs;
•	estimates of future development costs;
•	estimates of the costs and timing of plugging and abandonment; and
•	potential environmental and other liabilities.

               Our assessment will not reveal all existing or potential problems, nor will it permit us to become familiar enough with the properties to assess fully their capabilities and deficiencies. As noted previously, we plan to undertake further development of our properties partially through the use of cash flow from existing production. Therefore, a material deviation in our assessments of these factors could result in less cash flow being available for such purposes than we presently anticipate, which could either delay future development operations (and delay the anticipated conversion of reserves into cash), or cause us to seek alternative sources to finance development activities.

If oil and natural gas prices decrease, we may be required to take write-downs of the carrying values of our oil and natural gas properties, potentially requiring earlier than anticipated debt repayment and negatively impacting the trading value of our securities.

               Accounting rules require that we review periodically the carrying value of our oil and natural gas properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our oil and natural gas properties. Because our properties serve as collateral for advances under our existing credit facilities, a write-down in the carrying values of our properties could require us to repay debt earlier than we would otherwise be required. A write-down could also constitute a non-cash charge to earnings. It is likely the cumulative effect of a write-down could also negatively impact the trading price of our securities.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

               The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of our reported reserves.

               In order to prepare our estimates, we must project production rates and timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of oil and natural gas reserves are inherently imprecise.

               Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of our reported reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

               You should not assume that the present value of future net revenues from our reported proved reserves is the current market value of our estimated oil and natural gas reserves. In accordance with SEC requirements, we generally base the estimated discounted future net cash flows from our proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the present value estimate. If future values decline or costs increase it could negatively impact our ability to finance operations, and individual properties could cease being commercially viable, affecting our decision to continue operations on producing properties or to attempt to develop properties. All of these factors would have a negative impact on earnings and net income, and most likely the trading price of our securities. These factors could also result in the acceleration of debt repayment and a reduction in our borrowing base under our credit facilities.

Prospects that we decide to drill may not yield oil or natural gas in commercially viable quantities.

               Our prospects are in various stages of evaluation, ranging from prospects that are currently being drilled, to prospects that will require substantial additional seismic data processing and interpretation. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. This risk may be enhanced in our situation, due to the fact that a significant percentage (62%, as of December 31, 2006) of our proved reserves are currently proved undeveloped reserves. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. We cannot assure you that the analogies we draw from available data from other wells, more fully explored prospects or producing fields will be applicable to our drilling prospects.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute on a timely basis our exploration and development plans within our budget.

               With the recent increase in the prices of oil and natural gas, we have encountered an increase in the cost of securing drilling rigs, equipment and supplies. Shortages or the high cost of drilling rigs, equipment, supplies and personnel are expected to continue in the near-term. In addition, larger producers may be more likely to secure access to such equipment by virtue of offering drilling companies more lucrative terms. If we are unable to acquire access to such resources, or can obtain access only at higher prices, not only would this potentially delay our ability to convert our reserves into cash flow, but could also significantly increase the cost of producing those reserves, thereby negatively impacting anticipated net income.

We may incur substantial losses and be subject to substantial liability claims as a result of our oil and natural gas operations.

               We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations. Our oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

•	environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

•	abnormally pressured formations;
•	mechanical difficulties, such as stuck oil field drilling and service tools and casing collapse;
•	fires and explosions;
•	personal injuries and death; and
•	natural disasters.

               Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to our company. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, then it could adversely affect us.

We are subject to complex laws that can affect the cost, manner or feasibility of doing business.

               Exploration, development, production and sale of oil and natural gas are subject to extensive federal, state, local and international regulation. We may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

•	discharge permits for drilling operations;
•	drilling bonds;
•	reports concerning operations;
•	the spacing of wells;
•	unitization and pooling of properties; and
•	taxation.

               Under these laws, we could be liable for personal injuries, property damage and other damages. Failure to comply with these laws also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase our costs. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

Our operations may incur substantial liabilities to comply with the environmental laws and regulations.

               Our oil and natural gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution resulting from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, incurrence of investigatory or remedial obligations or the imposition of injunctive relief. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our results of operations, competitive position or financial condition as well as the industry in general. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or if our operations were standard in the industry at the time they were performed.

If our indebtedness increases, it could reduce our financial flexibility.

               We have a $150 million credit facility in place with a current borrowing base of $100 million. As of June 5, 2007 approximately $50 million was drawn under this facility. The level of our indebtedness could affect our operations in several ways, including the following:

•	a significant portion of our cash flow could be used to service the indebtedness,
•	a high level of debt would increase our vulnerability to general adverse economic and industry conditions,
•	the covenants contained in our credit facility limit our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments,
•	a high level of debt could impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes.

               Although we intend to utilize a portion of the proceeds from this offering to repay our outstanding debt, if market or other conditions cause us to delay selling all or any part of the shares offered hereunder, such delay could potentially result in our having to draw additional amounts under our line of credit.

               In addition, our bank borrowing base is subject to semi-annual redeterminations. We could be forced to repay a portion of our bank borrowings due to redeterminations of our borrowing base. If we are forced to do so, we may not have sufficient funds to make such repayments. If we do not have sufficient funds and are otherwise unable to negotiate renewals of our borrowings or arrange new financing, we may have to sell significant assets. Any such sale could have a material adverse effect on our business and financial results.

Unless we replace our oil and natural gas reserves, our reserves and production will decline, which would adversely affect our cash flows and income.

               Unless we conduct successful development, exploitation and exploration activities or acquire properties containing proved reserves, our proved reserves will decline as those reserves are produced. Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Our future oil and natural gas reserves and production, and, therefore our cash flow and income, are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. If we are unable to develop, exploit, find or acquire additional reserves to replace our current and future production, our cash flow and income will decline as production declines, until our existing properties would be incapable of sustaining commercial production.

The loss of senior management could adversely affect us.

               To a large extent, we depend on the services of our senior management. The loss of our senior management — Stanley McCabe, our Chairman, or Tim Rochford, our Chief Executive Officer — could have a material adverse effect on our operations. While we have obtained key man life insurance policies on Mr. Rochford, any amount that we may recover under such policy may not adequately compensate us for the loss of the services of Mr. Rochford. We do not have employment agreements with either Mr. McCabe or Mr. Rochford.

If our access to markets is restricted, it could negatively impact our production, our income and ultimately our ability to retain our leases.

               Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business.

               Currently, the majority of our production is sold to marketers and other purchasers that have access to nearby pipeline facilities. However, as we begin to further develop our properties, we may find production in areas with limited or no access to pipelines, thereby necessitating delivery by other means, such as trucking, or requiring compression facilities. Such restrictions on our ability to sell our oil or natural gas have several adverse affects, including higher transportation costs, fewer potential purchasers (thereby potentially resulting in a lower selling price) or, in the event we were unable to market and sustain production from a particular lease for an extended time, possibly causing us to lose a lease due to lack of production.

Competition in the oil and natural gas industry is intense, which may adversely affect our ability to compete.

               We operate in a highly competitive environment for acquiring properties, marketing oil and natural gas and securing trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate. Those companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. Also, there is substantial competition for capital available for investment in the oil and natural gas industry. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital.

Risks Relating to Our Common Stock

The market price of our stock may be affected by low trading volume

               While there has been a public market for our common stock on the New York Stock Exchange (and, prior to August 31, 2006, on the American Stock Exchange), in the last twelve months the daily trading volume, or “public float”, of our common stock has ranged from as low as 67,700 shares to as high as 796,500 shares. The average volume of shares traded during the 90 days prior to this offering was approximately 1,262,845 shares per week.

               Additionally, approximately 694,714 shares of our common stock are “restricted” shares under Rule 144, but could be currently sold under the provisions of Rule 144(k). We also estimate that approximately 127,629 additional shares of common stock that are currently “restricted”, will soon be capable of being resold under Rule 144(k).

               Finally, as of June 1, 2007, there are currently exercisable warrants outstanding to purchase 240,853 shares of common stock, as well as options to purchase 1,497,500 shares of common stock (of which, options to acquire 575,000 shares are currently exercisable, with 535,000 options vesting over the next two years, with the balance vesting over the next five years).

               Substantial sales of our common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market, or the perception that these sales could occur, may have a depressive effect on the market price of our common stock. Such sales or the perception of such sales could also impair our ability to raise capital or make acquisitions through the issuance of our common stock.

We have no plans to pay dividends on our common stock. You may not receive funds without selling your stock.

               We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our business, financial condition, results of operations, capital requirements and investment opportunities. In addition, our credit facility prohibits us from paying dividends.

We may issue shares of preferred stock with greater rights than our common stock.

               Although we have no current plans, arrangements, understandings or agreements to issue any preferred stock, our certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from our shareholders. Any preferred stock that is issued may rank ahead of our common stock, with respect to dividends, liquidation rights and voting rights, among other things.

Provisions under Nevada law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock.

               While we do not believe that we currently have any provisions in our organizational documents that could prevent or delay a change in control of our company (such as provisions calling for a staggered board of directors, or the issuance of stock with super-majority voting rights), the existence of some provisions under Nevada law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock. Nevada law imposes some restrictions on mergers and other business combinations between us and any holder of 10% or more of our outstanding common stock.

USE OF PROCEEDS

               We will use the net proceeds from the sale of common stock that we are offering in this prospectus supplement for the repayment of debt, development of our properties, capital expenditures, and for general corporate purposes. Assuming all 1,800,000 shares of common stock we are offering are sold (which does not include any shares issued as a result of over-allotments), we anticipate the net proceeds of the offering, after expenses and fees, will be $83,740,000, of which $50,000,000 will be used for the repayment of debt, and the remainder will be used for drilling and development of properties, capital expenditures and general working capital.

               If we sell less than all 1,800,000 shares of common stock, the proceeds of the offering will first be used by us to repay our credit facility, with any excess proceeds then being utilized for drilling and development of our properties and for capital expenditures.

               We may invest net proceeds temporarily until we use them for their stated purpose.

DIVIDEND POLICY

               We have never declared or paid any cash dividends on our common stock and we do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain our earnings for use in our business. Future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as our board of directors may deem relevant. In addition, our credit facility prohibits us from paying dividends.

PLAN OF DISTRIBUTION

               Dahlman Rose & Company, LLC, SunTrust Robinson Humphrey, Capital One Southcoast, Inc., C.K. Cooper & Company and Pritchard Capital Partners, LLC, which we refer to as the placement agents, have entered into a placement agency agreement with us in which Dahlman Rose & Company, LLC has agreed to act as our lead placement agent and SunTrust Robinson Humphrey, Capital One Southcoast, Inc., C.K. Cooper & Company and Pritchard Capital Partners, LLC have agreed to act as co-placement agents in connection with the offering. Under the placement agency agreement, the placement agents have agreed, on a commercially reasonable best efforts basis, to introduce us to investors who will purchase the common stock. The placement agents have no obligation to buy any of the common stock from us or to arrange the purchase or sale of any specific number or dollar amount of shares of common stock. We will enter into subscription agreements directly with investors in connection with this offering.

               The shares of common stock sold in this offering will be listed on the New York Stock Exchange, subject to official notice of issuance.

               The closing of the offering is subject to customary conditions and it is possible that not all of the shares offered pursuant to this prospectus supplement and accompanying prospectus will be sold, in which case our net proceeds would be reduced. We have agreed with the placement agents that we will not receive the proceeds of the offering before the completion of the sale of a minimum of 1,000,000 shares of our common stock in the offering.

               Investors will deposit the price for the purchased shares into an escrow account at JPMorgan Chase Bank, N.A., who will serve as escrow agent. The escrow agent will not accept any investor funds until June 15, 2007. The funds deposited will be held until we and the placement agents notify the escrow agent that the offering has closed, indicating the date on which the shares are to be delivered to the purchasers and the proceeds are to be delivered to us. We will deposit the shares with The Depository Trust Company and at the closing, The Depository Trust Company will credit the shares to the respective accounts of the investors. If this offering is not completed by June 29, 2007, then all investor funds that were deposited into the escrow account will be returned to investors and this offering will terminate.

               Confirmations and definitive prospectuses will be distributed to all investors who agree to purchase the shares of our common stock offered hereby, informing investors of the closing date as to such shares. We currently anticipate that closing of the sale of the shares of our common stock offered by this prospectus supplement will take place on or about June 20, 2007.

               The offering may include up to an additional 250,000 shares of our common stock to cover over-allotments, if any.

               The compensation of the placement agents for this offering will consist of the placement fees and reimbursement of their out-of-pocket expenses in certain circumstances. The following table sets forth the placement fees to be paid to the placement agents for this offering, which will equal 5% of the gross offering proceeds from the sale of shares of our common stock, including any over-allotments.

Placement Fees	Per Share	Total Without Over- Allotments	Total, Assuming Sale of Entire Over- Allotment
Common Stock	$2.45	$4,410,000	$5,022,500

               The expenses directly related to this offering, excluding the placement fees, are estimated to be approximately $50,000.00 and will be paid by us. Expenses of the offering, exclusive of the placement fees, include legal and accounting fees, our transfer agent fees and other miscellaneous fees.

               In no event will the total amount of compensation paid to any member of the National Association of Securities Dealers upon completion of this offering exceed 8.0% of the maximum gross proceeds of this offering.

               We and certain of our officers and directors have agreed that, for a period of 90 days from the date of this prospectus supplement, we and such officers and directors will not offer, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any shares of our common stock or any security or other instrument which by its terms is convertible into, or exercisable or exchangeable for, shares of our common stock or other securities, including, without limitation, any shares of our common stock issuable pursuant to the terms of any stock options or warrants. This restricted period does not apply to shares of our common stock that are transferred other than pursuant to a sale in the public market if the transferee has, prior to such transfer, delivered to the placement agents the transferee’s written agreement to be bound by the terms of the restricted period. Dahlman Rose & Company, LLC may waive the restricted period in our case.

               We have agreed to indemnify the placement agents and certain affiliated persons against liabilities relating to the offering, including liabilities under the Securities Act of 1933, or to contribute to payments that the placement agents or affiliated persons may be required to make in that respect. The placement agents may be deemed “underwriters” within the meaning of the Securities Act.

               From time to time, the placement agents and their affiliates have provided, and may from time to time in the future provide, investment banking and other services to us for which they receive customary fees and commissions.

               The placement agents have informed us that they do not intend to engage in passive market making, stabilizing transactions or syndicate covering transactions in connection with this offering.

               A prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by the placement agents and the placement agents may distribute the prospectus supplement and the accompanying prospectus electronically.

LEGAL MATTERS

               The validity of the shares of common stock issued in this offering will be passed upon for us by the law firm of Johnson, Jones, Dornblaser, Coffman & Shorb, P.C. The placement agents will be represented in the offering by Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P.

EXPERTS

               The financial statements of Arena Resources, Inc. as of and for the years ended December 31, 2006 and 2005, incorporated by reference in this prospectus supplement, have been included in reliance upon the reports of Hansen, Barnett & Maxwell, P.C., an independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

               The information incorporated by reference into this prospectus supplement regarding estimated quantities of oil and natural gas reserves and the discounted present value of future pre-tax cash flows from those reserves is based upon estimates of such reserves and present values prepared by or derived from estimates included in our Annual Report on Form 10-K for the year ended December 31, 2006. These estimates were prepared by Lee Keeling and Associates, Inc., independent petroleum engineering consultants. The information contained in this prospectus supplement under the heading “About Our Company” in the “Summary” regarding the estimated quantities of oil and natural gas reserves and the discounted present value of future pre-tax cash flows from those reserves is based upon estimates of such reserves and present values as of December 31, 2006, prepared by or derived from the “Appraisal of Oil and Gas Properties” dated December 31, 2006, prepared by Lee Keeling and Associates, Inc. All such information in this prospectus supplement has been included in reliance on the authority of Lee Keeling and Associates, Inc. as experts in petroleum engineering.

WHERE YOU CAN FIND MORE INFORMATION

               We have filed with the SEC under the Securities Act a registration statement on Form S-3 in connection with this offering. This prospectus supplement and the accompanying prospectus, which constitute part of the registration statement, do not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus supplement and the accompanying prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit.

               We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains our reports, proxy and information statements and other information that we file through the SEC’s EDGAR System, including our registration statement and the exhibits filed with the registration statement. The web site can be accessed at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

               The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference the following documents (or portions thereof) set forth below that we have previously filed with the SEC:

Our Annual Report on Form 10-K for the year ended December 31, 2006, filed April 2, 2007 (Commission File No. 001-31657);

Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed May 4, 2007 (Commission File No. 001-31657);

Our Current Report on Form 8-K filed January 10, 2007 (Commission File No. 001-31657);

Our Current Report on Form 8-K filed February 7, 2007 (Commission File No. 001-31657);

Our Current Report on Form 8-K filed May 3, 2007 (Commission File No. 001-31657);

Our Current Report on Form 8-K filed June 8, 2007 (Commission File No. 001-31657);

Our Current Report on Form 8-K filed June 14, 2007 (Commission File No. 001-31657);

Our definitive Proxy Statement filed on November 11, 2006 in connection with our annual meeting of shareholders held on December 7, 2006 (Commission File No. 001-31657); and

The description of our common stock which is contained under the caption “Description of Securities”, in our Registration Statement on Form SB-2 (Commission File No. 333-113712) originally filed on March 18, 2004, as amended, including the Rule 424(b)(1) prospectus filed August 10, 2004 (Commission File No. 333-113712) (which description was incorporated by reference in our Registration Statement on Form 8A filed August 10, 2004 (Commission File No. 001-31657)).

               All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the initial filing of the registration statement related to this prospectus supplement and prior to the date of the termination of the offering of the common stock offered in this prospectus supplement shall be deemed to be incorporated by reference into the registration statement and to be a part of this prospectus supplement from the date of filing of such documents. Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement or in any document which is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

               We will provide without charge to each person to whom a prospectus supplement and accompanying prospectus are delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents incorporated in this prospectus supplement by reference (other than exhibits to such documents). Written requests should be directed to William R. Broaddrick, Chief Financial Officer, 4920 S. Lewis Ave., Suite 107, Tulsa, Oklahoma, 74105. Telephone requests may be directed to (918) 747-6060.

ARENA RESOURCES, INC.

$150,000,000

Common Stock

               We may offer and sell, from time to time in one or more offerings, shares of our common stock, $0.001 par value per share, that have an aggregate maximum offering price of $150,000,000. Each time we sell shares of our common stock we will provide a supplement to this prospectus that contains specific information about the offering. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and each supplement carefully before you invest.

               The aggregate initial offering price of all shares sold by us under this prospectus will not exceed $150,000,000. We will offer the shares in an amount and on terms to be determined by market conditions and other circumstances at the time of the offering. We will provide you with specific terms in supplements to this prospectus.

               Our common stock is traded on the New York Stock Exchange under the symbol “ARD”. On June 6, 2007, the last reported sales price of our common stock was $52.42 per share.

               Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 6, 2007

i

ABOUT THIS PROSPECTUS

               This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under the shelf registration process, we may offer shares of common stock in one or more offerings from time to time with an aggregate initial offering price of $150,000,000.

               This prospectus provides you with a general description of the shares we may offer. This prospectus does not contain all the information set forth in the registration statement as permitted by the rules of the Securities and Exchange Commission. Each time we offer shares, in addition to this prospectus we will provide you with a prospectus supplement that contains specific information about the shares being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

               An investment in our securities involves certain risks that should be carefully considered by prospective investors. See “Risk Factors.”

               You should read this prospectus and any prospectus supplement as well as additional information described under “Where You Can Find More Information” and “Incorporation of Documents by Reference” on page 13.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

               This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•	business strategy;
•	reserves;
•	financial strategy;
•	production;
•	uncertainty regarding our future operating results;
•	plans, objectives, expectations and intentions contained in this prospectus that are not historical.

               All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

ii

PROSPECTUS SUMMARY

               This summary highlights information contained or incorporated by reference in this prospectus. You should read this entire prospectus carefully, including “Risk Factors” and the documents incorporated by reference, before making an investment decision with respect to our common stock. Unless the context otherwise requires, references in this prospectus to “Arena,” “we,” “us,” “our” or “ours” refer to Arena Resources, Inc.

               You should rely only on the information contained in this prospectus, including the documents incorporated by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it

About Our Company

               We are engaged in oil and natural gas acquisition, exploration, development and production, with activities currently in Oklahoma, Texas, New Mexico and Kansas. Our intermediate-term focus is on developing our existing properties, while continuing to pursue acquisitions of oil and gas properties that provide immediate cash flow with upside development potential.

               Since our inception in August 2000, we have built our asset base and achieved growth primarily through property acquisitions. From our inception through December 31, 2006, our proved reserves have grown to approximately 43.1 million barrels of oil equivalent (“Boe”), at an average acquisition/drilling cost of $3.75 per Boe. As of December 31, 2006, our estimated proved reserves had a pre-tax PV10 value of approximately $848 million, and a Standardized Measure of Discounted Future Cash Flows of approximately $545 million. The difference between these two amounts is the effect of income taxes. The Company presents the pre-tax PV-10 value, which is a non-GAAP financial measure, because it is a widely used industry standard which we believe is useful to those who may review public information concerning us when comparing our asset base and performance to other comparable oil and gas exploration and production companies. Approximately 25% of our reserves (based on the estimates above) relate to properties located in New Mexico, approximately 64% from our properties in Texas, approximately 8% from our properties in Oklahoma and approximately 3% from our properties in Kansas. We spent approximately $162 million on capital projects during 2004, 2005 and 2006. We expect to further develop these properties through additional drilling. Our capital budget for 2007 is approximately $94.6 million for development of existing properties.

               We have a portfolio of oil and natural gas reserves, with approximately 84% of our proved reserves consisting of oil and approximately 16% consisting of natural gas. As of December 31, 2006, approximately 28% of our proved reserves are classified as proved developed producing properties or “PDP”, approximately 5% of our proved reserves are classified as proved developed nonproducing, or “PDNP”, proved developed behind-pipe “PDBP” reserves constitute approximately 5% and proved undeveloped, or “PUD”, reserves constitute approximately 62% of our proved reserves.

               Our estimates of proved reserves and related valuations as of December 31, 2006 are based on an analysis prepared by Lee Keeling and Associates, Inc., independent petroleum geological engineers.

               Although our focus will be on development of our existing properties, we also intend to continue seeking acquisition opportunities which compliment our current portfolio. We intend to fund our development activity primarily through use of a portion of the proceeds of this offering, from cash flow from operations and cash on hand; however, potential drawings on our credit facility and proceeds from future equity transactions would also be available for development projects or future acquisitions.

Recent Developments Subsequent to Our Year Ending December 31, 2006

               Subsequent to December 31, 2006, in addition to matters that were reported by us in our Annual Report on Form 10-K for the year ended December 31, 2006, or which may be hereafter reported in Current Reports on Form 8-K or our Quarterly Reports on Form 10-Q which will be incorporated herein by reference when and as filed (see, “Incorporation of Certain Documents by Reference”), the following events have also occurred.

               Exercise of Options and Warrants. Option holders have exercised 125,000 options, with an exercise price of $3.70 per share. Proceeds from these exercises totaled $462,500. In addition, warrant holders exercised 27,476 warrants, 10,000 of which had an exercise price of $9.00 per share and 17,476 of which had an exercise price of $10.30 per share. Proceeds from these exercises totaled $270,003.

               Issuance of Options. We issued 50,000 options with an exercise price of $37.35 per share and 300,000 options with an exercise price of $38.46 per share under the Company’s stock option plan. We also accelerated the vesting of 10,000 options held by a director who recently passed away.

               Increased Borrowings Under Credit Facility. We have borrowed an additional $17,200,000 under our credit facility.

Common Stock

               We intend to offer shares of our common stock, par value $0.001 per share. In this prospectus we provide a general description of, among other things, our dividend policy and the methods by which the shares may be sold.

Corporate Information

               Arena Resources, Inc. was incorporated in Nevada on August 31, 2000. Our principal executive offices are located at 4920 South Lewis Avenue, Suite 107, Tulsa, Oklahoma 74105, and our telephone number is (918) 747-6060. On or about June 1, 2007, we will be moving to our new executive offices located at 6555 South Lewis Avenue, Tulsa, Oklahoma 74136. Our telephone number will remain the same.

RISK FACTORS

               You should carefully consider each of the risks described below, together with all of the other information contained or incorporated by reference in this Memorandum, before investing in our common stock. If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially adversely affected, the trading prices of the common stock could decline and you may lose all or part of your investment.

Risks Relating to the Oil and Natural Gas Industry and Our Business

A substantial or extended decline in oil and natural gas prices may adversely affect our business, financial condition or results of operations and our ability to meet our capital expenditure obligations and financial commitments.

               The price we receive for our oil and natural gas production heavily influences our revenue, profitability, access to capital and future rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices we receive for our production, and the levels of our production, depend on numerous factors beyond our control. These factors include, but are not limited to, the following:

•	changes in global supply and demand for oil and natural gas;
•	the actions of the Organization of Petroleum Exporting Countries, or OPEC;
•	the price and quantity of imports of foreign oil and natural gas;
•	political conditions, including embargoes, in or affecting other oil-producing activity;
•	the level of global oil and natural gas exploration and production activity;
•	the level of global oil and natural gas inventories;
•	weather conditions;
•	technological advances affecting energy consumption; and
•	the price and availability of alternative fuels.

               Lower oil and natural gas prices may not only decrease our revenues on a per unit basis but also may reduce the amount of oil and natural gas that we can produce economically. Lower prices will also negatively impact the value of our proved reserves. A substantial or extended decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

A substantial percentage of our proven properties are undeveloped; therefore the risk associated with our success is greater than would be the case if the majority of our properties were categorized as proved developed producing.

               Because a substantial percentage of our proven properties are proved undeveloped (approximately 62%), or proved developed non-producing (approximately 5%), we will require significant additional capital to develop such properties before they may become productive. Further, because of the inherent uncertainties associated with drilling for oil and gas, some of these properties may never be developed to the extent that they result in positive cash flow. Even if we are successful in our development efforts, it could take several years for a significant portion of our undeveloped properties to be converted to positive cash flow.

               While our current business plan is to fund the development costs with cash flow from our other producing properties and with some of the proceeds of this offering, if such amounts are not sufficient, we may be forced to seek alternative sources for cash, through the issuance of additional equity or debt securities, increased borrowings or other means.

Approximately 39% of our proven reserves depend upon secondary recovery techniques to establish production.

               Approximately thirty-nine percent (39%) of our reserves for the year ended December 31, 2006 are associated with secondary recovery projects that are either in the initial stage of implementation or are scheduled for implementation. We anticipate that secondary recovery will be attempted by the use of waterflood of these reserves, and the exact project initiation dates and, by the very nature of waterflood operations, the exact completion dates of such projects are uncertain. In addition, the reserves associated with these secondary recovery projects, as with any reserves, are estimates only, as the success of any development project, including these waterflood projects, cannot be ascertained in advance. If we are not successful in developing a significant portion of our reserves associated with secondary recovery methods, it could have a negative impact on our earnings and our stock price.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

               Our future success will depend on the success of our exploitation, exploration, development and production activities. Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas production. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Please read “—Reserve estimates depend on many assumptions that may turn out to be inaccurate” (below) for a discussion of the uncertainty involved in these processes. Our cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following:

•	delays imposed by or resulting from compliance with regulatory requirements;
•	pressure or irregularities in geological formations;
•	shortages of or delays in obtaining equipment and qualified personnel;
•	equipment failures or accidents;
•	adverse weather conditions;
•	reductions in oil and natural gas prices;
•	title problems; and
•	limitations in the market for oil and natural gas.

If our assessments of recently purchased properties are materially inaccurate, it could have significant impact on future operations and earnings.

               We have aggressively expanded our base of producing properties. The successful acquisition of producing properties requires assessments of many factors, which are inherently inexact and may be inaccurate, including the following:

•	the amount of recoverable reserves;
•	future oil and natural gas prices;
•	estimates of operating costs;
•	estimates of future development costs;
•	estimates of the costs and timing of plugging and abandonment; and
•	potential environmental and other liabilities.

               Our assessment will not reveal all existing or potential problems, nor will it permit us to become familiar enough with the properties to assess fully their capabilities and deficiencies. As noted previously, we plan to undertake further development of our properties partially through the use of cash flow from existing production. Therefore, a material deviation in our assessments of these factors could result in less cash flow being available for such purposes than we presently anticipate, which could either delay future development operations (and delay the anticipated conversion of reserves into cash), or cause us to seek alternative sources to finance development activities.

If oil and natural gas prices decrease, we may be required to take write-downs of the carrying values of our oil and natural gas properties, potentially requiring earlier than anticipated debt repayment and negatively impacting the trading value of our securities.

               Accounting rules require that we review periodically the carrying value of our oil and natural gas properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our oil and natural gas properties. Because our properties serve as collateral for advances under our existing credit facilities, a write-down in the carrying values of our properties could require us to repay debt earlier than we would otherwise be required. A write-down could also constitute a non-cash charge to earnings. It is likely the cumulative effect of a write-down could also negatively impact the trading price of our securities.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

               The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of our reported reserves.

               In order to prepare our estimates, we must project production rates and timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of oil and natural gas reserves are inherently imprecise.

               Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of our reported reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

               You should not assume that the present value of future net revenues from our reported proved reserves is the current market value of our estimated oil and natural gas reserves. In accordance with SEC requirements, we generally base the estimated discounted future net cash flows from our proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the present value estimate. If future values decline or costs increase it could negatively impact our ability to finance operations, and individual properties could cease being commercially viable, affecting our decision to continue operations on producing properties or to attempt to develop properties. All of these factors would have a negative impact on earnings and net income, and most likely the trading price of our securities. These factors could also result in the acceleration of debt repayment and a reduction in our borrowing base under our credit facilities.

Prospects that we decide to drill may not yield oil or natural gas in commercially viable quantities.

               Our prospects are in various stages of evaluation, ranging from prospects that are currently being drilled, to prospects that will require substantial additional seismic data processing and interpretation. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. This risk may be enhanced in our situation, due to the fact that a significant percentage (62%, as of December 31, 2006) of our proved reserves are currently proved undeveloped reserves. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. We cannot assure you that the analogies we draw from available data from other wells, more fully explored prospects or producing fields will be applicable to our drilling prospects.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute on a timely basis our exploration and development plans within our budget.

               With the recent increase in the prices of oil and natural gas, we have encountered an increase in the cost of securing drilling rigs, equipment and supplies. Shortages or the high cost of drilling rigs, equipment, supplies and personnel are expected to continue in the near-term. In addition, larger producers may be more likely to secure access to such equipment by virtue of offering drilling companies more lucrative terms. If we are unable to acquire access to such resources, or can obtain access only at higher prices, not only would this potentially delay our ability to convert our reserves into cash flow, but could also significantly increase the cost of producing those reserves, thereby negatively impacting anticipated net income.

We may incur substantial losses and be subject to substantial liability claims as a result of our oil and natural gas operations.

               We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations. Our oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

•	environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;
•	abnormally pressured formations;
•	mechanical difficulties, such as stuck oil field drilling and service tools and casing collapse;
•	fires and explosions;
•	personal injuries and death; and
•	natural disasters.

               Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to our company. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, then it could adversely affect us.

We are subject to complex laws that can affect the cost, manner or feasibility of doing business.

               Exploration, development, production and sale of oil and natural gas are subject to extensive federal, state, local and international regulation. We may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

•	discharge permits for drilling operations;
•	drilling bonds;
•	reports concerning operations;
•	the spacing of wells;
•	unitization and pooling of properties; and
•	taxation.

               Under these laws, we could be liable for personal injuries, property damage and other damages. Failure to comply with these laws also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase our costs. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

Our operations may incur substantial liabilities to comply with the environmental laws and regulations.

               Our oil and natural gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution resulting from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, incurrence of investigatory or remedial obligations or the imposition of injunctive relief. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our results of operations, competitive position or financial condition as well as the industry in general. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or if our operations were standard in the industry at the time they were performed.

If our indebtedness increases, it could reduce our financial flexibility.

               We have a $150 million credit facility in place with a current borrowing base of $65 million. As of March 31, 2007 approximately $36.5 million was drawn under this facility. The level of our indebtedness could affect our operations in several ways, including the following:

•	a significant portion of our cash flow could be used to service the indebtedness,
•	a high level of debt would increase our vulnerability to general adverse economic and industry conditions,
•	the covenants contained in our credit facility limit our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments,
•	a high level of debt could impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes.

               Although we intend to utilize the proceeds from this offering, together with our anticipated cash flow from operations, to fund our projected capital expenditures and other operating costs through the remainder of this year, if market or other conditions cause us to delay selling all or any part of the shares offered hereunder, such delay could potentially result in our having to draw additional amounts under our line of credit.

               In addition, our bank borrowing base is subject to semi-annual redeterminations. We could be forced to repay a portion of our bank borrowings due to redeterminations of our borrowing base. If we are forced to do so, we may not have sufficient funds to make such repayments. If we do not have sufficient funds and are otherwise unable to negotiate renewals of our borrowings or arrange new financing, we may have to sell significant assets. Any such sale could have a material adverse effect on our business and financial results.

Unless we replace our oil and natural gas reserves, our reserves and production will decline, which would adversely affect our cash flows and income.

               Unless we conduct successful development, exploitation and exploration activities or acquire properties containing proved reserves, our proved reserves will decline as those reserves are produced. Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Our future oil and natural gas reserves and production, and, therefore our cash flow and income, are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. If we are unable to develop, exploit, find or acquire additional reserves to replace our current and future production, our cash flow and income will decline as production declines, until our existing properties would be incapable of sustaining commercial production.

The loss of senior management could adversely affect us.

               To a large extent, we depend on the services of our senior management. The loss of our senior management — Stanley McCabe, our Chairman, or Tim Rochford, our Chief Executive Officer — could have a material adverse effect on our operations. While we have obtained key man life insurance policies on Mr. Rochford, any amount that we may recover under such policy may not adequately compensate us for the loss of the services of Mr. Rochford. We do not have employment agreements with either Mr. McCabe or Mr. Rochford.

If our access to markets is restricted, it could negatively impact our production, our income and ultimately our ability to retain our leases.

               Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business.

               Currently, the majority of our production is sold to marketers and other purchasers that have access to nearby pipeline facilities. However, as we begin to further develop our properties, we may find production in areas with limited or no access to pipelines, thereby necessitating delivery by other means, such as trucking, or requiring compression facilities. Such restrictions on our ability to sell our oil or natural gas have several adverse affects, including higher transportation costs, fewer potential purchasers (thereby potentially resulting in a lower selling price) or, in the event we were unable to market and sustain production from a particular lease for an extended time, possibly causing us to lose a lease due to lack of production.

Competition in the oil and natural gas industry is intense, which may adversely affect our ability to compete.

               We operate in a highly competitive environment for acquiring properties, marketing oil and natural gas and securing trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate. Those companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. Also, there is substantial competition for capital available for investment in the oil and natural gas industry. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital

Risks Relating to Our Common Stock

The market price of our stock may be affected by low volume float

               While there has been a public market for our common stock on the New York Stock Exchange (and, prior to August 31, 2006, on the American Stock Exchange), in the last twelve months the daily trading volume, or “public float”, of our common stock has ranged from as low as 67,700 shares to as high as 796,500 shares. The average volume of shares traded during the 90 days prior to the date of this prospectus was 1,242,843 shares per week.

               Additionally, approximately 633,400 shares of our common stock are “restricted” shares under Rule 144, but could be currently sold with little difficulty under the provisions of Rule 144(k). We also estimate that approximately 787,764 additional shares of common stock that are currently “restricted”, will soon be capable of being resold under Rule 144.

               Finally, as of March 31, 2007, there are warrants outstanding to purchase 240,853 shares of common stock, as well as options to purchase 1,505,000 shares of common stock (of which, options to acquire 475,000 shares are currently exercisable, with 840,000 options vesting over the next two years, with the balance vesting over the next five years).

               Substantial sales of our common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market, or the perception that these sales could occur, may have a depressive effect on the market price of our common stock. Such sales or the perception of such sales could also impair our ability to raise capital or make acquisitions through the issuance of our common stock.

We have no plans to pay dividends on our common stock. You may not receive funds without selling your stock.

               We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our business, financial condition, results of operations, capital requirements and investment opportunities. In addition, our credit facility prohibits us from paying dividends.

We may issue shares of preferred stock with greater rights than our common stock.

               Although we have no current plans, arrangements, understandings or agreements to issue any preferred stock, our certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from our shareholders. Any preferred stock that is issued may rank ahead of our common stock, with respect to dividends, liquidation rights and voting rights, among other things.

Provisions under Nevada law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock.

               While we do not believe that we currently have any provisions in our organizational documents that could prevent or delay a change in control of our company (such as provisions calling for a staggered board of directors, or the issuance of stock with super-majority voting rights), the existence of some provisions under Nevada law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock. Nevada law imposes some restrictions on mergers and other business combinations between us and any holder of 10% or more of our outstanding common stock.

USE OF PROCEEDS

               We will use the net proceeds from the sale of common stock that we may offer with this prospectus and any accompanying prospectus supplement for general corporate purposes. General corporate purposes may include capital expenditures, repayment of debt, drilling and development of our properties, possible acquisitions of additional properties and any other purposes that we may specify in any prospectus supplement. We may invest net proceeds temporarily until we use them for their stated purpose.

DIVIDEND POLICY

               We have never declared or paid any cash dividends on our common stock and we do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain our earnings for use in our business. Future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as our board of directors may deem relevant. In addition, our credit facility prohibits us from paying dividends.

PLAN OF DISTRIBUTION

Use of Underwriters, Agents and Dealers

               We may sell shares of our common stock through underwriters, dealers, directly to purchasers or agents. The prospectus supplement will set forth the following information:

•	The terms of the offering;
•	The names of any underwriters or agents;
•	The purchase price;
•	The net proceeds to us;
•	Any delayed delivery requirements;
•	Any underwriting discounts and other items constituting underwriters’ compensation;
•	Any discounts or concessions allowed or reallowed or paid to dealers; and
•	Commissions paid to agents.

               If we use underwriters in the sale of the offered shares, the underwriters will acquire the shares for their own account. The underwriters may resell the shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the shares to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

               During and after an offering through underwriters, the underwriters may purchase and sell the shares in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, in which selling concessions allowed to syndicate members or other broker-dealers for the offered shares sold for their account may be reclaimed by the syndicate if the offered shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered shares, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time. If we use dealers in the sale of shares, we will sell the shares to them as principals. They may then resell those shares to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

               We may sell the shares directly. In that event, no underwriters or agents would be involved. We may also sell the shares through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered shares, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment. We may sell the shares directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those shares. We will describe the terms of any of these sales in the prospectus supplement.

               Underwriters, dealers and agents participating in a sale of our shares may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. We may have agreements with the agents, underwriters and dealers to indemnify them against various civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the agents, underwriters or dealers may be required to make as a result of those civil liabilities.

LEGAL MATTERS

               The validity of the shares of common stock issued in this offering will be passed upon for us by the law firm of Johnson, Jones, Dornblaser, Coffman & Shorb, P.C.

EXPERTS

               The financial statements of Arena Resources, Inc as of and for the years ended December 31, 2006 and 2005, incorporated by reference in this prospectus, have been included in reliance upon the reports of Hansen, Barnett & Maxwell, P.C., an independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

               The information incorporated by reference into this prospectus regarding estimated quantities of oil and natural gas reserves and the discounted present value of future pre-tax cash flows therefrom is based upon estimates of such reserves and present values prepared by or derived from estimates included in our Annual Report on Form 10-K for the year ended December 31, 2006, prepared by Lee Keeling and Associates, Inc., independent petroleum engineering consultants, incorporated by reference. The information contained in this prospectus under the heading “About Our Company” in the “Prospectus Summary” regarding the estimated quantities of oil and natural gas reserves and the discounted present value of future pre-tax cash flows therefrom is based upon estimates of such reserves and present values as of December 31, 2006, prepared by or derived from the “Appraisal of Oil and Gas Properties” dated December 31, 2006, prepared by Lee Keeling and Associates, Inc. All such information in this prospectus has been included in reliance on the authority of said firm as experts in petroleum engineering.

WHERE YOU CAN FIND MORE INFORMATION

               We have filed with the SEC under the Securities Act a registration statement on Form S-3 in connection with this offering. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit.

               We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains our reports, proxy and information statements and other information that we file through the SEC’s EDGAR System, including our registration statement and the exhibits filed with the registration statement. The web site can be accessed at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

               The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the following documents (or portions thereof) set forth below that we have previously filed with the SEC:

Our Annual Report on Form 10-K, for the year ended December 31, 2006, filed April 2, 2007 (Commission File No. 001-31657);

Our definitive Proxy Statement filed on November 11, 2006 in connection with our annual meeting of shareholders held on December 7, 2006 (Commission File No. 001-31657); and

The description of our common stock which is contained under the caption “Description of Securities”, in our Registration Statement on Form SB-2 (Commission File No. 333-113712) originally filed on March 18, 2004, as amended, including the Rule 424(b)(1) prospectus filed August 10, 2004 (Commission File No. 333-113712) (which description was incorporated by reference in our Registration Statement on Form 8A filed August 10, 2004 (Commission File No. 001-31657));

               All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the initial filing of the registration statement that contains this prospectus and prior to the date of the termination of the offering of the common stock offered hereby shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

               We will provide without charge to each person to whom a prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to William R. Broaddrick, Chief Financial Officer, 4920 S. Lewis Ave., Suite 107, Tulsa, Oklahoma, 74105. Telephone requests may be directed to (918) 747-6060.

[Back of prospectus]

Arena Resources, Inc.

Up to 1,800,000 Shares of Common Stock

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P R O S P E C T U S   S U P P L E M E N T

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June 14, 2007